Exhibit 10.1

AMENDMENT NO. 1 TO FOURTH AMENDED

AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Fourth Amended and Restated Credit Agreement (this “Agreement”) dated as of December 3, 2008 is made by and among WILLIAMS-SONOMA, INC., a California corporation having its principal place of business in San Francisco, California (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Fourth Amended and Restated Credit Agreement dated as of October 4, 2006 (as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a revolving credit facility, including letter of credit, swing line and alternative currency subfacilities; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that it desires to amend certain provisions of the Credit Agreement as set forth below and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendment on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

A.        Amendment to Section 1.1 of the Credit Agreement.  Subject to the terms and conditions contained herein, Section 1.1 of the Credit Agreement is hereby amended to add new definitions of “Alternative Base Rate,” “Disproportionate Facility Risk,” “Distress Event,” “Fixed Charge Coverage Ratio,” “Impacted Lender,” “Total Fixed Charges” “Total Rental Expense” in alphabetical order and to amend and restate the definitions of “Base Rate,” “Defaulting Lender,” “EBITDAR,” “Eligible Assignee” and

“Total Adjusted Funded Debt”, all to read as follows:

“Alternative Base Rate” means, for all Loans, on any day any such Loan is outstanding, the fluctuating rate of interest (rounded upwards, as necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, on each day any such Loan is outstanding, for US Dollar deposits with a term of one month, as adjusted from time to time in the Agent’s sole discretion for changes in deposit insurance requirements and other regulatory costs. If such rate is not available at such time for any reason, then the “Alternative Base Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in US Dollars for delivery in Same Day Funds in the approximate amount of the US Dollar denominated Loans outstanding with a term equivalent to one week would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time), on each day any such Loan is outstanding.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Alternative Base Rate plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loan, participations in L/C Obligations or participations in Swingline Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has become subject to a Distress Event.

“Disproportionate Facility Risk” means, as of any date of determination, (a) with respect to any Lender, each amount of excess at such date of the Outstanding Amount of its Revolving Loans over the Outstanding Amount of Revolving Loans of each Defaulting Lender, (b) with respect to the L/C Issuer, the sum of (i) all unfunded participations in L/C Obligations at such date and (ii) without duplication, all unfunded Base Rate Revolving Loans at such date that have been requested under Section 3.3 to refinance L/C Obligations, in each case allocable to Defaulting Lenders and Impacted Lenders, other than L/C Obligations as to which cash collateral or other credit support satisfactory to the L/C Issuer has been provided, and (c) with respect to Bank of America in its capacity to make Swingline Advances, all unfunded participations in Swingline

Advances at such date allocable to Defaulting Lenders and Impacted Lenders, other than Swingline Advances as to which cash collateral or other credit support satisfactory to the L/C Issuer has been provided.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any governmental authority applicable to such Distressed Person and as to which the Agent, the L/C Issuer and Bank of America have not concluded in good faith that the risk of creating Disproportionate Facility Risk, as a result of any of the events or circumstances described above, has been sufficiently mitigated, to permit the removal of such designation.

“EBITDAR” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries, without duplication, on a consolidated basis for such period:

(a)    Net Income; plus

(b)    any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income; plus

(c)    Interest Expense to the extent included in the determination of Net Income; plus

(d)    amortization and depreciation expense to the extent included in the determination of Net Income; plus

(e)    expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income; plus

(f)    other non-cash, non-recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets); plus

(g)    all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus

(h)    non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed $10,000,000 for any four consecutive Fiscal Quarters, to the extent included in the determination of Net Income, minus

(i)    other non-recurring gains to the extent included in the determination of Net Income.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, the L/C Issuer and Bank of America (in its capacity as lender of Swingline Advances), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDAR for the period of the four (4) Fiscal Quarters most recently ended to (b) Total Fixed Charges for such period.

“Impacted Lender” means any Lender (a) that has given verbal or written notice to the Borrower, the Agent, the L/C Issuer or any Lender or has otherwise publicly announced that such Lender believes it will become, or that fails following inquiry promptly to provide to the Borrower, the Agent, the L/C Issuer or Lender making such inquiry, reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender, (b) as to which the Agent or the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, administrative or other agent, letter of credit issuer or issuer of bank guarantees) under any other syndicated credit facility or (c) with respect to which any Distress Event has occurred with respect to any Affiliate of such Lender that directly or indirectly controls such Lender.

“Total Adjusted Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, (a) the average outstanding principal balance of all Funded Debt of such Persons as of the end of each of the immediately preceding twelve (12) Fiscal Periods, plus (b) without duplication, all lease and rent expense for any real Property for the preceding four (4) Fiscal Quarters multiplied by six (6).

“Total Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) Interest Expense for such period, and (b) Total Rental Expense during such period.

“Total Rental Expense” means, for any period, the aggregate rental expenses payable by the Borrower and its Subsidiaries on a consolidated basis for such period (including percentage rent) under any operating lease classified as such under GAAP, but not including any amount included in the definition of “Interest Expense.”

B.        Amendment to Section 3.1(b)(vii) of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended by inserting the phrase “or an Impacted Lender” after “Lender” and before “hereunder” in the second line of Section 3.1(b)(vii).

C.        Amendment to Section 3.7 of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to restate Section 3.7 to read as follows

   Section 3.7    Cash Collateral.  (a) If, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. The Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as applicable, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term, such as “Cash Collateral” have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the L/C Issuer and the Lenders, as applicable, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest-bearing deposit accounts at Bank of America.

   (b)        Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender or Impacted Lender pursuant to Section 3.1(b)(vii) to support the obligations of such Lender in respect of Letters of Credit shall be held and applied, first, to fund the L/C Advances of such Lender arising from Letters of Credit with respect to which such Cash Collateral or other credit support was provided, as the same shall be or become due and owing to the L/C Issuer (or, with the consent or at the direction of the L/C Issuer in its sole and absolute discretion, to fund such Lender’s Commitment Percentage of the Base Rate Balance advanced to repay L/C Obligations under Article 3, as applicable)and, second, to fund (x) the L/C Advances of such Lender arising from any other Letters of Credit, as the same shall be or become due and owing to the L/C Issuer (or, with the consent or at the direction of the L/C Issuer in its sole and absolute discretion, to fund such Lender’s Commitment Percentage of the Base Rate Balance advanced to repay L/C Obligations under Article 3, as applicable), and (y) any interest accrued for the benefit of the L/C Issuer pursuant to Section

3.3(f) allocable to such Lender, and (ii) Cash Collateral (and proceeds thereof) otherwise provided by or on behalf of the Borrower under Article 3, Section 5.4 or Section 13.2(c) to support L/C Obligations shall be held and applied to the satisfaction of the specific L/C Obligations so Cash Collateralized prior to the application of such collateral or proceeds thereof to any other Obligations in accordance with Section 13.2(f).

   (c)        Cash Collateral and other credit support provided under Section 3.1(b)(vii) in connection with any Lender’s status as a Defaulting Lender or an Impacted Lender shall be released (except as the L/C Issuer and the Person providing collateral or other credit support may agree otherwise) promptly following the earlier to occur of (i) the termination of such Lender’s status as a Defaulting Lender or Impacted Lender or (B) following the L/C Issuer’s good faith determination that there remain outstanding no L/C Obligations as to which it has actual or potential Disproportionate Facility Risk in relation to such Lender as to which it desires to maintain collateral or other credit support; subject, however, to the additional condition that, as to any collateral or other credit support provided by or on behalf of the Borrower, no Default or Event of Default shall then have occurred and be continuing.

D.        Amendment to Section 3.9 of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended by inserting the following proviso after “2%” and before the period in the tenth line of Section 3.9:

; and provided further that no Letter of Credit Fees shall be payable to any Defaulting Lender or Impacted Lender, except in respect of Letters of Credit for which Cash Collateral or other credit support has been provided by such Defaulting or Impacted Lender under Section 3.1(b)(vii). Letter of Credit Fees otherwise payable to Defaulting or Impacted Lenders in respect of outstanding Letters of Credit for which Cash Collateral or other credit support has not been provided shall be paid to the L/C Issuer.

E.        Amendment to Section 4.2 of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to restate the pricing grid contained in, and the last paragraph of, Section 4.2 to read as follows:

LEVERAGE RATIO	FACILITY FEE RATE	LIBOR RATE MARGIN	IBOR RATE MARGIN	BASE RATE MARGIN
Greater than or equal to 3.50 to 1.00	0.400%	3.100%	3.100%	2.100%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.325%	2.675%	2.675%	1.675%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.300%	2.450%	2.450%	1.450%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.250%	2.250%	2.250%	1.250%
Less than 2.00 to 1.00	0.250%	1.750%	1.750%	.750%

If the Borrower fails to deliver such certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): (x) each of the Libor Rate Margin and the IBOR Rate Margin (each for Interest Periods commencing after the applicable Margin Adjustment Date) shall automatically be adjusted to 3.100% per annum; (y) the Base Rate Margin shall be automatically adjusted to 2.100% per annum; and (z) the Facility Fee Rate shall automatically be adjusted to 0.400% per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced certificate is due and shall remain in effect until otherwise adjusted on the date such certificate is actually received in accordance herewith.

F.        Amendment to Section 4.6 of the Credit Agreement.  Subject to the terms and conditions set forth herein, Section 4.6 of the Credit Agreement is hereby amended to add the words “that is not a Defaulting Lender” after the words “each Lender” in the second line thereof.

G.        Amendment of Section 5.7 of the Credit Agreement.  Subject to the terms and conditions set forth herein, Section 5.7 of the Credit Agreement is hereby amended to add the following sentence at the end thereof: “The provisions of this Section 5.7 shall not be construed to apply to any Cash Collateral or other credit support provided to the L/C Issuer or Bank of America as the Lender of Swingline Advances in respect of a Defaulting or Impacted Lender.”

H.        Amendment of Section 11.4 of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to restate Section 11.4 in its entirety to read as follows:

   Section 11.4    Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, directly or indirectly declare, order, pay, make or set apart any sum for (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower, (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any such Person now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any such Person now or hereafter outstanding except:

   (x)        so long as no Default or Event of Default shall exist at the time of declaration or payment, after giving effect to such payment, calculated on a pro forma basis, the Borrower may declare and pay cash dividends to its stockholders in an amount not to exceed $60,000,000 in the aggregate in any Fiscal Year; provided that in any Fiscal Year ending February 2, 2011 or thereafter, if the Leverage Ratio for the Fiscal Year most recently ended is less than 3.00 to 1.00, the Borrower may declare and pay cash dividends to its stockholders in an amount not to exceed $75,000,000 in the aggregate in such Fiscal Year; and

   (y)        during the period beginning February 4, 2010 and ending on the Maturity Date, the Borrower may repurchase its Capital Stock for an aggregate cost not to exceed $100,000,000; provided that (A) the Total Debt to Capitalization Ratio immediately after giving effect to any such repurchase, calculated on a pro forma basis, shall not exceed 0.40:1, (B) at the time of any such repurchase the Leverage Ratio for the Fiscal Year most recently ended shall not exceed 3.00 to 1.00, and (C) no Default shall be in existence at the time of such repurchase.

I.        Amendment of Article 12 of the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to restate Article 12 in its entirety to read as follows:

Financial Covenants

  The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), it will perform and observe the following financial covenants:

  Section 12.1    Leverage Ratio.  As of the end of each Fiscal Quarter set forth below, the Borrower shall not permit the Leverage Ratio calculated as of the end of such Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ended	Maximum Leverage Ratio
November 3, 2008	3.50 to 1.00
February 3, 2009	3.50 to 1.00
May 3, 2009	4.20 to 1.00
August 3, 2009	4.60 to 1.00
November 3, 2009	4.50 to 1.00
February 3, 2010 through November 3, 2011	4.00 to 1.00

  Section 12.2    Fixed Charge Coverage Ratio.  As of the end of each Fiscal Quarter set forth below, the Borrower shall not permit the Fixed Charge Coverage Ratio calculated as of the end of such Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ended	Minimum Fixed Charge Coverage Ratio
November 3, 2008	1.80 to 1.00
February 3, 2009	1.80 to 1.00
May 3, 2009	1.50 to 1.00
August 3, 2009	1.30 to 1.00
November 3, 2009	1.30 to 1.00
February 3, 2010 through May 3, 2011	1.50 to 1.00
August 3, 2011 and thereafter	1.60 to 1.00

J.        Amendment of Section 13.2 of the Credit Agreement.  Subject to the terms and conditions set forth herein, Section 13.2 of the Credit Agreement is hereby amended to restate the last paragraph thereof to read as follows:

“Notwithstanding the foregoing, subject to Section 3.3, amounts used to Cash Collateralize Swingline Advances or the undrawn amount of Letters of Credit shall be applied to satisfy the repayment of such Swingline Advances when due and to satisfy drawings under Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Swingline Advances have been repaid and all Letters of Credit have either been fully drawn or expired, the portion of such remaining amount that was provided by the Borrower shall be applied to the other Obligations, if any, in the order set forth above, and such portion of such remaining amount that was provided by a Defaulting or Impacted Lender shall be returned to such Lender.

K.        Amendment and Restatement of Exhibit D.  Subject to the terms and conditions set forth herein, the Credit Agreement is amended to restate Exhibit D, the form of Compliance Certificate, in the form set forth as Exhibit A to this Agreement.

2.      Effectiveness; Conditions Precedent.  The effectiveness of this Agreement and the amendments to the Credit Agreement herein provided are subject to the satisfaction of the following conditions precedent:

(a)        the Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

    (i)        six (6) original counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Guarantor and the Required Lenders;

    (ii)       such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Administrative Agent shall reasonably request; and

(b)        all fees and expenses payable to the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.      Consent of the Guarantors.  Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Guaranty to which such Guarantor is a party (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

4.      Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)        The representations and warranties made by the Borrower in Article 9 of the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)        Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 10.1 of the Credit Agreement, no act, event, condition, or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c)        The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(d)        This Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(e)        After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

5.      Entire Agreement.  This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 15.10 of the Credit Agreement.

6.      Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

7.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other electronic transmission (including .PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.      Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Section 15.13 of the Credit Agreement.

9.      Enforceability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10.    References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

11.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 15.7 of the Credit Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

WILLIAMS-SONOMA, INC.

By:	/s/ Sharon L. McCollam
Name:	Sharon L. McCollam
Title:	Executive Vice President, Chief Operating and Chief Financial Officer

GUARANTORS:

WEST ELM, INC.
POTTERY BARN, INC .
POTTERY BARN KIDS, INC.
POTTERY BARN TEEN, INC .
WILLIAMS SONOMA HOME, INC.
WILLIAMS-SONOMA STORES, INC.
WILLIAMS-SONOMA DIRECT, INC.
WILLIAMS-SONOMA PUBLISHING, INC.
WILLIAMS-SONOMA RETAIL SERVICES, INC.
WILLIAMS-SONOMA GIFT MANAGEMENT, INC.

By:	/s/ Sharon L. McCollam
Name:	Sharon L. McCollam
Title:	Executive Vice President, Chief Operating and Chief Financial Officer

WILLIAMS-SONOMA STORES, LLC

By:	WILLIAMS-SONOMA STORES, INC.

	By:	/s/ Sharon L. McCollam
	Name:	Sharon L. McCollam
	Title:	Executive Vice President, Chief Operating and Chief Financial Officer

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tiffany Shin
Name:	Tiffany Shin
Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Lender,
L/C Issuer and Lender of Swingline Advances

By:	/s/ David Leimsieder
Name:	David Leimsieder
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Camille Farnsworth-Schrader
Name:	Camille Farnsworth-Schrader
Title:	Senior Underwriter

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Ching Lim
Name:	Ching Lim
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Meggie Chichioco
Name:	Meggie Chichioco
Title:	Senior Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Timothy J. Glass
Name:	Timothy J. Glass
Title:	Vice President

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Conan Schleicher
Name:	Conan Schleicher
Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Gary S. Losey
Name:	Gary S. Losey
Title:	Vice President

NATIONAL CITY BANK

By:	/s/ Daniel O’Rourke
Name:	Daniel O’Rourke
Title:	Director

THE BANK OF NOVA SCOTIA

By:	/s/ Annabella Guo
Name:	Annabella Guo
Title:	Director

MB FINANCIAL BANK, N.A.
(formerly OAK BROOK BANK )

By:	/s/ Henry Wessel
Name:	Henry Wessel
Title:	Vice President

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

EXHIBIT A TO AMENDMENT NO. 1

AMENDED AND RESTATED FORM OF COMPLIANCE CERTIFICATE

EXHIBIT D

Form of Compliance Certificate

The undersigned, duly appointed and acting chief financial officer or Vice President, Treasury (as the case may be) of WILLIAMS-SONOMA, INC. (the “Borrower”), being duly authorized, hereby delivers this Compliance Certificate to the Agent and the Lenders, pursuant to Section 10.1(c) of that certain Fourth Amended and Restated Credit Agreement, dated as of October 4, 2006, among the Borrower, BANK OF AMERICA, N.A., in its capacity as administrative agent (the “Agent”) and the Lenders party thereto, as such agreement may be amended, restated or otherwise modified from time to time, reference to which hereby is made (the “Credit Agreement”). Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

1.        The Borrower hereby delivers to the Agent and the Lenders [check as applicable]: the audited Fiscal Year end financial statements and the unaudited consolidating financial statements required by Section 10.1(a); or     the Fiscal Quarter end financial statements required by Section 10.1(b), dated as of                     , 20    . Such financial statements have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein, except for year-end audit adjustments and the absence of footnotes for any financial statements delivered pursuant to Section 10.1(b) and present fairly the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein.

2.        The undersigned represents and warrants to the Agent and the Lenders that, except as may have been previously or concurrently disclosed to the Agent and the Lenders in writing by the Borrower, the representations and warranties contained in Article 9 of the Credit Agreement are true and correct on and as of the date of this Compliance Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3.        The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

☐	No Default exists as of the date hereof.

☐

One or more Defaults have occurred or exist as of the date hereof. Included within Exhibit A attached hereto is a written description specifying each such Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by the Borrower with respect thereto. Except as so specified, no Default exists as of the date hereof.

4.        Exhibit B attached hereto sets forth the calculations necessary to establish the status of the Borrower’s compliance with the covenant contained in Article 12 of the Credit Agreement as of the effective date of the financial statements referenced in paragraph 1 above.

5.        Exhibit C attached hereto sets forth the determination of the Base Rate Margin, the Libor Rate Margin, the IBOR Margin and the Facility Fee Rate to become effective on the Margin Adjustment Date with respect to the financial statements referenced in paragraph 1 hereof.

Date of execution of this Compliance Certificate:                     , 20    .

WILLIAMS-SONOMA, INC.

By:

Name:

Title:

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

                    , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults]

EXHIBIT B

to

COMPLIANCE CERTIFICATE

dated

                , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

1.	Leverage Ratio – Section 12.1:
	(a)	Total Adjusted Funded Debt:
		(i)	Average funded Debt[1], plus			$
		(ii)	(A)	all lease and rent expense for any Real	$
Property for the preceding four (4) Fiscal
Quarters, multiplied by
			(B)	six.	x 6	$
		(iii)	Total Adjusted Funded Debt
			[1(a)(i) + 1(a)(ii)(B)]		$	$
	(b)	EBITDAR:
		(i)	Net Income, plus (or less any benefit from)		$
		(ii)	Income or franchise taxes to the extent included in the determination of Net Income, plus		$
		(iii)	Interest Expense to the extent included in the determination of Net Income, plus		$
		(iv)	amortization and depreciation expense to the extent included in the determination of Net Income, plus		$
(v)

expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income, plus

(vi)

other non-cash, non-recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets), plus

$
		(vii)	all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus
(viii)

non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed

1 The average of all Funded Debt as of the end of each of the immediately preceding twelve (12) Fiscal Periods.

$10,000,000 for any four consecutive Fiscal Quarters, to the extent included in the determination of Net Income; minus
		(ix)	other non-recurring gains to the extent included in the determination of Net Income,	$
		(x)	Total EBITDAR [sum of 1(b)(i) through 1(b)(ix)]	$
	(c)	Actual Leverage Ratio [1(a)(ii) ÷ 1(b)(x)]			to 1.00

(d)	Required Maximum Leverage Ratio

Fiscal Quarter Ended	Maximum Leverage Ratio
November 3, 2008	3.50 to 1.00
February 3, 2009	3.50 to 1.00
May 3, 2009	4.20 to 1.00
August 3, 2009	4.60 to 1.00
November 3, 2009	4.50 to 1.00
February 3, 2010 through
November 3, 2011	4.00 to 1.00

Compliance:	Yes/No

2.	Fixed Charge Coverage Ratio – Section 12.2:
	(a)	Total EBITDAR (item 1.b.(x))		$
	(b)	Total Fixed Charges
		(i) Interest Expense plus	$
		(ii) Total Rental Expense	$
	(c)	Total Fixed Charges	$
	(d)	Actual Fixed Charge Coverage Ratio [2(a) ÷ 2(c)]		to 1.00
	(e)	Required Fixed Charge Coverage Ratio

Fiscal Quarter Ended	Minimum Fixed Charge Coverage Ratio
November 3, 2008	1.80 to 1.00
February 3, 2009	1.80 to 1.00
May 3, 2009	1.50 to 1.00
August 3, 2009	1.30 to 1.00
November 3, 2009	1.30 to 1.00
February 3, 2010 through
May 3, 2011	1.50 to 1.00
August 3, 2011 and thereafter	1.60 to 1.00

Compliance:	Yes/No

EXHIBIT C

to

COMPLIANCE CERTIFICATE

dated

                , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

[insert determination of margins and rates]